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                                                             EXHIBIT (a)(1)(iii)

E-mail

To:      Eligible Infonet Services Corporation Employees
From:    Susan Murray

Dear Infonet Services Corporation Employees:

     Pursuant to Jose Collazo's announcement earlier today, below are links to our Stock Option Exchange Program site that contains details about the Program. This site contains copies of the Offer to Exchange Certain Outstanding Options and Election Concerning Exchange of Stock Options form as well as communications regarding the Program. Read the information provided and, as advised in the announcement, carefully consider your decision. If you wish to participate in this program, your Election Concerning Exchange of Stock Options form must be received by Susan Murray, Director of Human Resources in the El Segundo office no later than 5:00 p.m. Pacific Time on Tuesday, February 14, 2002, unless this offer is extended.

     If you have further questions after reading the Offer to Exchange Certain Outstanding Options and the Election Concerning Exchange of Stock Options form, you are invited to send your questions to our internal e-mail address: optionexchange@Infonet.com, and a response will be delivered back to you.

     Click here to open the Option Exchange Site via Lotus Notes ____ [there will be an icon to click on] or via web browser at http://laxapp.infonet.com/human+resources/options.nsf.

     The website will allow you to view the following documents:

* Frequently Asked Questions (Summary Term Sheet)
* Offer to Exchange
* Election Form (can be printed and sent via internal mail, facsimile or post)
* Withdrawal Form (can be printed and sent via internal mail, facsimile or post)
* E-mail Communication from Jose A. Collazo, CEO dated January 7, 2002
* E-mail Communication from Susan Murray dated January 7, 2002
* Instructions to Access individual Stock Option Grant Information via the AST website

[links participants to a web site which includes links to all of the documents referenced above]



                                                Sincerely,


                                                Sue Murray
                                                Director of Human Resources


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